                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by Registrant:                         [X]

Filed by a Party other than the Registrant:  [_]


Check the appropriate Box:


[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Materials Pursuant to (S) 240.14a-11(c) or (S)240.14a-12

                             Polyphase Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                             Polyphase Corporation
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)    Title of each class of securities to which transaction applies:
     2)    Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/
     4)    Proposed maximum aggregate value of transaction:
     5)    Total fee paid:


/1/ Set forth amount on which the filing is calculated and state how it was determined.

[_]  Fee paid previously by written preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)    Amount Previously Paid:
     2)    Form, Schedule or Registration Statement No:
     3)    Filing Party:
     4)    Date Filed:

                      [POLYPHASE CORPORATION LETTERHEAD]



                               January 31, 2001



Dear Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders with respect to the fiscal years ended September 30, 2000 and September 30, 1999 (the "Annual Meeting") of Polyphase Corporation (the "Company"), which will be held at The Sheraton Gateway Hotel, Los Angeles Airport located at 6101 West Century Boulevard, Los Angeles, California, on the 1st day of March, 2001 at 1:00 p.m. Pacific Time.

     At the Annual Meeting, you will be asked to consider and vote upon the following: (1) the election of four directors to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified; (2) a proposal to approve an amendment to the Company's Articles of Incorporation to change the Company's name to Overhill Corporation; and (3) the transaction of any and all other business that may properly come before the meeting or any adjournment(s) thereof.

     Whether or not you plan to attend the meeting, please date, sign, and return the enclosed proxy for your shares of stock in the enclosed prepaid envelope. Your cooperation in returning your executed proxy promptly is appreciated. If you do attend the meeting, you may vote in person, which will effectively revoke any proxy previously submitted.

                                    Sincerely,

                                    James Rudis
                                    Chairman of the Board and
                                    Chief Executive Officer

                             POLYPHASE CORPORATION
                            4800 Broadway, Suite A
                             Addison, Texas  75001

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 1, 2001

To the Stockholders of Polyphase Corporation:

     NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders with respect to the fiscal years ended September 30, 2000 and September 30, 1999 (the "Annual Meeting") of Polyphase Corporation, a Nevada corporation (the "Company"), will be held at The Sheraton Gateway Hotel, Los Angeles Airport located at 6101 West Century Boulevard, Los Angeles, California, on the 1st day of March, 2001 at 1:00 p.m. Pacific Time for the following purposes:

          1. To elect four directors of the Company to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified; and

          2. To consider and act upon a proposal to amend the Company's Articles of Incorporation to change the Company's name to Overhill Corporation; and


          3. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on January 9, 2001 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the offices of the Company for ten (10) days prior to the Annual Meeting.

     You are cordially invited to attend the Annual Meeting; whether or not you expect to attend the meeting in person, however, you are urged to mark, sign, date, and mail the enclosed form of proxy promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. Your proxy will be returned to you if you should be present at the Annual Meeting and should request its return in the manner provided for revocation of proxies on the initial page of the enclosed proxy statement.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              William E. Shatley, Secretary



January 31, 2001
Addison, Texas

                             POLYPHASE CORPORATION
                            4800 Broadway, Suite A
                             Addison, Texas  75001

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD MARCH 1, 2001
                           ________________________

                   SOLICITATION AND REVOCABILITY OF PROXIES

     The accompanying proxy is solicited by the Board of Directors on behalf of Polyphase Corporation, a Nevada corporation (the "Company"), to be voted at the 2001 Annual Meeting of Stockholders of the Company with respect to the fiscal years ended September 30, 2000 and September 30, 1999 (the "Annual Meeting") to be held on March 1, 2001, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice") and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated, such shares will be voted for the election of the nominees under Proposal 1; in favor of the proposal specified in Proposal 2; and in the discretion of the named proxies with respect to any matters properly presented in Proposal 3.

     Management does not intend to present any business at the Annual Meeting for a vote other than Proposal 1 and Proposal 2 and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

     The executive offices of the Company are located at, and the mailing address of the Company is, 4800 Broadway, Suite A, Addison, Texas 75001.

     This proxy statement (the "Proxy Statement") and accompanying proxy are being mailed on or about January 31, 2001. The Company's Annual Report on Form 10-K, covering the fiscal year ended September 30, 2000 and the Company's Annual Report on Form 10-K, as amended, covering the fiscal year ended September 30, 1999 are enclosed herewith, but do not form any part of the materials for solicitation of proxies.

     Any stockholder of the Company giving a proxy has the unconditional right to revoke his proxy at any time prior to the voting thereof either in person at the Annual Meeting, by delivering a duly executed proxy bearing a later date, or by giving written notice of revocation to the Company addressed to William E. Shatley, Secretary, Polyphase Corporation, 4800 Broadway, Suite A, Addison, Texas 75001; no such revocation shall be effective, however, until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

     In addition to the solicitation of proxies by use of the mail, officers and regular employees of the Company may solicit the return of proxies, either by mail, telephone, telegraph or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of the Company's common stock, par value $.01 per share (the "Common Stock"), registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of Common Stock.

     The cost of preparing, printing, assembling, and mailing the Annual Report, the Notice, this Proxy Statement, and the enclosed form of proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares of Common Stock and other costs of solicitation, are to be borne by the Company.

                               QUORUM AND VOTING

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on January 9, 2001 (the "Record Date"). On the Record Date, there were 17,827,464 shares of Common Stock issued and outstanding.

     Each holder of Common Stock as of the Record Date is entitled to one vote on all matters to be acted upon at the Annual Meeting and neither the Company's Articles of Incorporation nor its bylaws allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting from time to time without notice or other announcement until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of (i) a plurality of the shares of Common Stock voting at the meeting is required for the election of each of the nominees for director and (ii) a majority of the outstanding shares of Common Stock is required for the amendment to the Company's Articles of Incorporation. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum, and will have no effect on the outcome of Proposal 1 or Proposal 2.

                       SECURITY OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of Common Stock as of the Record Date by each person or group who owned, to the Company's knowledge, more than five percent of the Common Stock, each nominee and each of the Company's directors, the Company's Chief Executive Officer, and all of the Company's directors and executive officers as a group.

                                  Amount and Nature of
                Name              Beneficial Ownership (1)  Percent of Class (1)
--------------------------------------------------------------------------------

James Rudis                             557,900  (2)               3.1%
William E. Shatley                      404,700  (3)               2.2
Michael F. Buck                          60,100  (4)                *
George R. Schrader                       80,000  (5)                *
Harold Estes                          4,015,500  (6)              22.5
John E. McConnaughy, Jr.              1,220,600  (7)               6.8
All directors and executive
officers as a group (4 persons)       1,102,700  (8)               6.0


________________
*    Less than 1%.

(1) Except as noted, to the knowledge of the Company, the listed persons and entities have sole investment power and sole voting power as to all shares of Common Stock for which they are identified as being the beneficial owners. Information as to beneficial ownership has been furnished to the Company by such persons. Such presentation is based on 17,827,464 shares of Common Stock outstanding as of the Record Date.

(2) Includes 276,500 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date.

(3) Includes 246,500 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date. Includes 158,200 shares that Mr. Shatley may be deemed to beneficially own as a general partner in a family limited partnership.

(4) Includes 60,000 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date.

(5) Includes 80,000 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date.

(6) Mr. Estes' address is Highway 59 South, Route 15, Box 9475, Lufkin, Texas 75901.

(7) Mr. McConnaughy's address is 1011 High Ridge Road, Stamford, Connecticut 06905.

(8) Includes 663,000 shares that could be purchased pursuant to the exercise of stock options exercisable within 60 days subsequent to the Record Date.

                             ELECTION OF DIRECTORS
                                 (Proposal 1)


     The bylaws of the Company provide that the number of directors that shall constitute the whole board shall be not less than one (1) nor more than nine
(9). The number of directors presently comprising the Board of Directors is four (4).

Nominees

     Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to nominate and to vote the shares represented by such proxy for the election of the following named nominees for the office of director of the Company, to hold office until the next annual meeting of stockholders or until their respective successors shall have been duly elected and shall have qualified. Messrs. Rudis, Shatley, Buck and Schrader are presently directors of the Company.

     Information regarding each nominee is set forth in the table and text below:


                                                    Present Office(s)
           Name            Age                     Held in the Company
--------------------------------------------------------------------------------

James Rudis                51             Chairman of the Board,
                                          Chief Executive Officer and President

William E. Shatley         54             Senior Vice President, Chief Financial
                                          Officer, Secretary, Treasurer and
                                          Director

Michael F. Buck            63             Director

George R. Schrader         69             Director


     The following information regarding the principal occupations and other employment of the nominees during the past five years and their directorships in certain companies is as reported by the respective nominees.

     James Rudis was elected to the Board of Directors (the "Board") in December 1992 and has served as Chairman and Chief Executive Officer since February 1998 and President since July 1997. He also served as Executive Vice President of the Company from March 1994 until July 1997. Prior to his employment with the Company, Mr. Rudis was President of Quorum Corporation, a private consulting firm involved in acquisitions and market development. From 1970 until 1984, he held various executive positions in CIT Financial Corporation, including Vice President and Regional Manager of that company's Commercial Finance Division.

     William E. Shatley was named as Senior Vice President of the Company in March 1994 and was elected to the Board in February 1998. He joined the Company in an executive capacity in October 1993, having previously served the Company on an advisory basis since the relocation of its corporate offices to Texas in 1992. Mr. Shatley, a Certified Public Accountant since 1970, previously conducted his own consulting and accounting practice from 1982 to 1993, after having served as Vice President and Chief Financial Officer of Datotek, Inc. from 1977 to 1982 and in an executive capacity with Arthur Andersen from 1968 to 1977.

     Michael F. Buck is President of Mimatian Co., an operations and materials consulting firm. From August 1990 to August 1994, Mr. Buck served as Vice President of Bath Iron Works, Inc., a company engaged in building Aegis Class cruisers and destroyers for the United States Navy. From August 1989 to August 1990, Mr. Buck was a Vice President of Sabreliner Corporation, a company engaged in building, maintaining and overhauling executive jet aircraft. From March 1986 to August 1989, Mr. Buck was Vice President and Director of Procurement for International Telephone and Telegraph. He became a director of the Company in December 1989.

     George R. Schrader was appointed as a director in March 1994. He is currently a named member of Schrader & Cline, LLC, a financial and governmental management consulting firm. From 1983 to 1993, he was a principal of Schrader Investment Company, whose activities paralleled those of Schrader & Cline, LLC. Mr. Schrader's additional experience includes ten years as City Manager for the city of Dallas, Texas and a total of nine years experience as City Manager for the Texas cities of Mesquite and Ennis.

     The Board of Directors does not contemplate that any of the above-named nominees for director will refuse or be unable to accept election as a director of the Company, or be unable to serve as a director of the Company. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of the Company, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors. No nominee is related by blood, marriage, or adoption to another nominee or to any executive officer of the Company or its subsidiaries or affiliates.

     Assuming the presence of a quorum, each of the nominees for director of the Company requires for his election the approval of the holders of a plurality of the shares of Common Stock represented and voting at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

Meetings of the Board of Directors and its Committees

     The Board has standing Compensation and Audit Committees. The Compensation Committee is comprised of Messrs. Buck and Schrader. The Compensation Committee met one time during fiscal 2000 and one time during fiscal 1999. The Compensation Committee (i) administers the Company's employee stock option plans and approves the granting of stock options and (ii) approves compensation for officers.

     The Audit Committee is comprised of Messrs. Buck and Schrader. The Audit Committee met one time during fiscal 2000 and one time during fiscal 1999. The Audit Committee operates pursuant to a Charter approved by the Company's Board of Directors. Its functions are to (i) monitor the Company's financial reporting process and internal control system; (ii) review and appraise the audit efforts of the Company's independent accountants; and (iii) provide an avenue of communication among the Company's independent accountants, financial and senior management and the Board of Directors. A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement.

     The full Board of Directors met one time during fiscal 2000 and two times during fiscal 1999. Each director attended all meetings of the Board of Directors and each Committee on which such director served.

Director Compensation

     Directors who are also employees of the Company receive no additional compensation for services as directors. Nonemployee directors receive an annual fee of $8,500, with additional fees of $2,500 and $1,500 for service on the Audit Committee and Compensation Committee, respectively, plus additional fees of $500 to $750 per Board and Committee meeting attended. Directors are also reimbursed for all expenses incident to their service on the Board of Directors.

     During March 1998, Mr. Michael F. Buck and Mr. George R. Schrader were granted options to purchase 30,000 and 50,000 shares, respectively, of Common Stock, exercisable at $0.75 per share (the fair market value at the date of grant) in whole or in part, expiring in March 2008.


Executive Officers and Key Employees

     The text below sets forth the name, age, current position, and the principal occupation during the last five years of Mr. Harold Estes. Mr. Estes, although not an executive officer, is considered to be a key employee of the Company. Information with respect to the Company's two other executive officers, Messrs. Rudis and Shatley, is set forth above under the caption "--Nominees."

     Harold Estes, age 60, is the President of Texas Timberjack, Inc. ("TTI" or "Timberjack"), a wholly owned subsidiary of the Company. TTI is a distributor of industrial and commercial timber and logging equipment with locations in Lufkin, Jasper, Cleveland and Atlanta, Texas. Mr. Estes has been President of TTI since 1984, when he acquired TTI from Eaton Corporation.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16 (a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors, officers and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange. Directors, officers and greater than 10 percent beneficial owners of the Company's equity securities are required by applicable regulations to furnish the Company with copies of all forms they file with the Commission pursuant to Section 16(a).

     Based upon (i) a review of the copies of forms furnished to the Company pursuant to the requirements of Section 16(a) and (ii) information received by the Company in connection with various purchases and sales of the Company's equity securities, the Company believes that during fiscal 2000, all filing requirements applicable to its directors, executive officers and greater than 10 percent beneficial owners were satisfied.


Bylaw Requirements

     The Company's bylaws provide that a nomination of a person for election to the Board of Directors may be made by (i) the Board of Directors, (ii) by a Nominating Committee established by the Board of Directors and (iii) by any stockholder of the Company entitled to vote at the annual meeting for the election of directors, provided that such stockholder submit written notice to the Company 90 days in advance of the annual meeting, and provided further that such written notice contain information about the proposed nominee sufficient to comply with the disclosure requirements of the proxy rules promulgated by the Securities and Exchange Commission.

                            EXECUTIVE COMPENSATION

     The following table sets forth for fiscal 2000, 1999 and 1998 compensation awarded or paid to Mr. James Rudis, the Company's Chairman, Chief Executive Officer and President and Mr. William E. Shatley, the Company's Senior Vice President, Secretary, Treasurer and Chief Financial Officer (collectively, the "Named Executive Officers"). Other than as indicated in the table below, no executive officer of the Company received salary plus bonus in excess of $100,000 for the year ended September 30, 2000.

                          Summary Compensation Table

                                                                      Long-Term
                                                                     Compensation
                                         Annual Compensation            Awards
                                  -------------------------------------------------
   Name and Principal     Fiscal                      Other Annual                  All/Other
        Position           Year    Salary    Bonus    Compensation   Options/SARs  Compensation
-----------------------------------------------------------------------------------------------

James Rudis                 2000  $225,769   $25,000  $     - (1)         -        $     -
Chairman, Chief             1999  $180,000   $     0  $     - (1)         -        $     -
Executive Officer,          1998  $168,077   $     0  $     - (1)         -        $     -
President and
Director (2)

William E. Shatley          2000  $165,000   $15,000  $     - (1)         -        $     -
Senior Vice President,      1999  $132,000   $     0  $     - (1)         -        $     -
Secretary, Treasurer,       1998  $126,000   $     0  $     - (1)         -        $     -
 Chief Financial Officer
and Director

                                _______________

(1) The Named Executive Officers each received certain perquisites and other personal benefits from the Company during fiscal 2000, 1999 and 1998. These perquisites and other personal benefits, however, did not equal or exceed 10% of the Named Executive Officers' salary and bonus during fiscal 2000, 1999 or 1998.

(2)  Mr. Rudis was named Chairman and Chief Executive Officer in February 1998.

     No individual stock option grants were made to, and no exercises were made by, the Named Executive Officers during the fiscal years ended September 30, 2000 or September 30, 1999.

     The following table describes for the Named Executive Officers options, which were granted in prior fiscal years, and the potential realizable value for their options as of September 30, 2000.

              Fiscal Year End September 30, 2000 Option/SAR Values

                                   Number of Unexercised                     Value of Unexercised In-the-Money
                                      Options/SARs at                                 Options/SARs at
                                     September 30, 2000                            September 30, 2000 (1)
                     ------------------------------------------------------------------------------------------------
                            Exercisable            Unexercisable            Exercisable            Unexercisable
                     ------------------------------------------------------------------------------------------------
James Rudis                   276,500                    -                $      -                $    18,313
William E. Shatley            246,500                    -                $      -                $    18,313

                                   _________
(1) Based on $.875 per share of Common Stock, which was the closing price per share of Common Stock on September 29, 2000 on the AMEX as reported by The Wall Street Journal.

Compensation Committee Report on Executive Compensation

     The Board of Directors has established a Compensation Committee to review and approve the compensation levels of executive officers of the Company, evaluate the performance of the executive officers and consider senior management succession issues and any related matters for the Company. The Compensation Committee is charged with reviewing with the Board of Directors in detail all aspects of cash compensation for the executive officers of the Company. Stock option compensation for the executive officers is also considered by the Compensation Committee.

     The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include preserving a strong financial posture, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long term growth opportunities, enhancing shareholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industries within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional, geographic and overall industry market conditions.

     The available forms of executive compensation include base salary, cash bonus awards and incentive stock options. Performance of the Company is a key consideration (to the extent that such performance can fairly by attributed or related to such executive's performance), as well as the nature of each executive's responsibilities and capabilities. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of specified business objectives when determining executive officer compensation. Compensation paid to executive officers is based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers.

     Based on comparative industry data, and after due consideration to the factors mentioned above, the Compensation Committee set Mr. Rudis' salary at $225,769, and his cash bonus at $25,000, for fiscal 2000. The Compensation Committee believes that the compensation of the Company's other executive officer was reasonably related to the performance of the Company and of that individual during fiscal 2000.

                                         COMPENSATION COMMITTEE

                                         Michael F. Buck
                                         George R. Schrader


Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Commission Regulation S-K. No executive officer of the Company served as a member of a compensation committee of another corporation (or other board committee of such company performing similar functions or, in the absence of any such committee, the entire board of directors of such corporation), one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of a compensation committee of another corporation (or other board committee of such corporation performing similar functions or, in the absence of any such committee, the entire board of directors), one of whose executive officers served as a director of the Company.

Report of the Audit Committee

     The Audit Committee, in its oversight role over (i) the Company's financial accounting and reporting process, (ii) the Company's system of internal controls established by management and (iii) the external audit processes, has met with management and the independent auditors of the Company. Discussions about the Company's audited financial statements included the independent auditor's judgments about the quality, not just the acceptability, of the Company's accounting principles and underlying estimates used in the Company's financial statements, as well as other matters as required by Statement on Auditing Standards No. 61. In addition, the Audit Committee received written disclosure from the Company's independent auditors regarding their independence, as required by Independence Standards Board Standard No. 1, and has discussed with the auditors their independence from the Company. Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 for filing with the Securities and Exchange Commission.

                                         AUDIT COMMITTEE

                                         Michael F. Buck
                                         George R. Schrader

Common Stock Performance Graph

     The following performance graph compares the five-year cumulative return of the Common Stock with that of a Broad Market Index (American Stock Exchange) and a Published Industry Index (MG Industry Group 342- Food and Beverage - Processed and Packaged Goods). Each index assumes $100 invested at September 30, 1995, and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.


                      Comparative Five-Year Total Returns
              Polyphase Corporation, Broad Market and Peer Group
                     (Performance Results Through 9/30/00)
















The following performance table compares the five-year cumulative return of the Common Stock with that of a Broad Market Index (American Stock Exchange) and a Published Industry Index (MG Industry Group 342 - Food and Beverage - Processed and Packaged Goods). Each index assumes $100 invested at September 30, 1995, and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

                      Comparative Five-Year Total Returns

     Company                                      1995          1996          1997          1998         1999        2000
----------------------------------------------------------------------------------------------------------------------------
Polyphase Corporation                            100.00        200.00         52.73         12.73        20.00       25.45
Industry Index                                   100.00        115.76        159.27        151.09       148.18      177.42
AMEX Market Index                                100.00        104.08        126.56        110.55       128.74      153.97

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


The Pyrenees Option

     In October 1992, the Company's Board of Directors authorized the issuance of options to purchase five series of convertible preferred stock to the Pyrenees Group ("Pyrenees"), a private investment firm controlled by Paul A. Tanner, the Company's former Chairman and Chief Executive Officer, or its assignees.

     In November 1995, Pyrenees exercised certain of these options through the issuance of a 7% recourse note in the amount of $2,000,000, collateralized by the shares issued, which was treated as an in-substance stock option at the date of grant. During fiscal 1996, these shares were converted to 500,000 shares of common stock. After deducting principal payments on the note, the remaining balance of $975,000 became uncollectible, and during fiscal 1999, the 500,000 shares of common stock that secured this note were recovered pursuant to certain litigation against Pyrenees and Mr. Tanner. This recovery was accounted for as an unexercised stock option in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As such, $756,000, representing the difference between the note balance and the fair market value of the 500,000 shares as of the recovery date was recorded as a reduction in paid-in capital during fiscal 1999.

Notes Payable and Accrued Interest to Related Party

     In connection with the acquisition of Texas Timberjack, Inc. ("TTI" or "Timberjack") in June 1994, the Company initially issued a note to the seller, Mr. Harold Estes, in the amount of $10.0 million, with interest at 8% due October 31, 1994 and collateralized by all the capital stock and certain assets of TTI. As of various maturity dates thereafter, Mr. Estes has entered into subsequent agreements with the Company to modify and extend the term of the note. As of September 30, 2000, the note had a total unpaid balance of $19,390,120 (principal of $16,347,191 and accrued interest of $3,042,900), bearing interest at 9% per annum with a maturity date of October 10, 2002, and allowing for principal and interest payments to be made with amounts upstreamed to Polyphase by Timberjack for the payment of taxes (subject to the approval of Timberjack's Board of Directors and its lenders). In connection with a previous modification in 1998, the Company agreed to assign Mr. Estes any interest it may have or subsequently obtain with respect to 2,000,000 shares of the Company's Common Stock owned by Pyrenees and previously held by Mr. Estes as secondary collateral. These shares, which were recovered in 1999 on behalf of Mr. Estes, had a value of $875,000, which was charged to interest expense in 1999.

     Quantum Fuel and Refining, Inc. ("Quantum"), when acquired by Southern Forest Products, LLC ("SFP"), had a note payable to Mr. Estes. As of September 30, 2000, the note had a total unpaid balance of $1,356,264 (consisting of principal of $1,000,000 and accrued interest of $356,264), bearing interest at 12% per annum with a maturity date of March 31, 2002, and collateralized by the assets of Quantum.

Advances to Related Parties

     On February 23, 1998, Mr. Tanner resigned as Chief Executive Officer and Chairman of the Company's Board of Directors. Mr. James Rudis, the Company's President, was elected by the Board to assume the vacated positions. Following the resignation, the Company charged to expense approximately $165,000, representing all outstanding advances due from Mr. Tanner.

     During prior fiscal years, the Company made significant advances to Mr. Tanner, Pyrenees and PLY Stadium Partners, Inc. ("Stadium Partners"), both of which were controlled by Mr. Tanner. A significant portion of the advances related to a project by Stadium Partners to develop and build a multi-purpose sports facility in Las Vegas, Nevada. In November 1996, Stadium Partners, through a newly-formed partnership, purchased 62 acres in Las Vegas for the development of the stadium and adjacent convention facility. Financing was provided by Lehman Brothers Holdings, Inc. ("Lehman") through a partnership, Nevada Stadium Partners Limited Partnership ("Nevada Partnership"), with Lehman receiving an equity interest in the project. After making the first required prepayment on the loan, primarily from funds advanced by the Company, Nevada Partnership failed to make the second prepayment when due or by the end of an agreed upon forbearance period. Lehman subsequently instituted foreclosure proceedings, and a foreclosure sale was conducted in July 1998. The Company, recognizing Stadium Partners' inability to meet its obligations, recorded a charge to earnings of $14.8 million during the year ended September 30, 1997.

     During April 1998, the Company filed suit against PLY Stadium Partners, Inc., and against Mr. Tanner and Pyrenees, the guarantors of the debt. In May 1999, the Company was awarded a judgment against such defendants, jointly and severally, in the amount of approximately $19.5 million, plus interest. In connection therewith, the defendants were ordered to turn over all ownership of the stock of the Company, as well as the stock and assets of PLY Stadium Partners, Inc. and Pyrenees, which included the rights to 2,000,000 shares of the Company's Common Stock owned by Pyrenees and held by Mr. Harold Estes as secondary collateral. In connection with this recovery of the 2,000,000 Polyphase shares, the Company recorded interest expense of $875,000, the fair value assigned to the shares, resulting from its assignment to Mr. Estes. Additionally, the Company recorded income of $656,000 related to the recovery of 1,500,000 shares and accounted for the remaining 500,000 shares as an unexercised stock option in accordance with APB No. 25.

     After evaluating the possibility of any potential post judgment collections and the additional legal expenses to be incurred in pursuing such collections, and further considering the likelihood of one or all of the defendants seeking protection under bankruptcy laws, the Company reached an agreement to settle the judgment. The settlement agreement provided, among other things, for the defendants to execute and deliver assignments of certain assets to the Company and to execute and deliver to the Company two promissory notes totaling $450,000, which are collateralized by first or second liens on real properties controlled by the judgment debtors. While the total dollar value of the settlement amounts to slightly over $1.0 million, the amount which may be ultimately recoverable as a result of this settlement is not presently determinable and will be recorded as income only when collection is assured.

     Other assets include an insurance premium receivable from Mr. Harold Estes representing insurance premiums paid by TTI on his behalf. As of September 30, 2000 and 1999, the insurance premium receivable was $600,206 and $592,006, respectively.

     In connection with the purchase of TTI, the Company acquired a note receivable from an officer of TTI. The note which has been renewed and extended each year since issuance is secured by marketable securities, is payable within one year and bears interest at 3.96%. As of September 30, 2000 and 1999, the balance outstanding was $352,580 and $341,305, respectively, and the note has been classified as a non-current related party receivable.

     As referred to above, in September 2000, SFP acquired all of the outstanding common stock of Quantum from TTI's 25% minority partner in SFP. TTI's 25% minority partner in SFP is a guarantor of TTI and SFP's note payable to and SFP's revolving line of credit facility with, Bank of America, N.A. The father of TTI's 25% minority partner in SFP is a former officer of SFP. In connection with this acquisition, SFP assumed a $1.0 million note and $356,000 of accrued interest payable to Harold Estes.

     Included in related party receivables at September 30, 2000 is approximately $483,900 of receivables, net of allowance, from the aforementioned former officer of SFP or from companies owned or controlled by such officer, of which approximately $188,000 in receivables are unsecured. Additionally, included in related party receivables at September 30, 2000 are $306,000 in receivables from real estate partnerships in which TTI has minority interests and $59,400 in receivables from a company owned by another related party arising from the sale of timber. As of September 30, 2000, approximately $496,000 of related party receivables are notes which are no longer accruing interest and the Company has provided a $200,000 reserve against all related party receivables as of that date. The Company expects the remaining amounts due under related party receivables to be realized.

     Included in related party receivables at September 30, 1999 are approximately $683,000 in receivables from employees from the Company and its subsidiaries and $499,000 in receivables from partnerships in which TTI has minority interests. As of September 30, 1999, approximately $570,000 of such receivables are notes which are no longer accruing interest. During 1999, the Company established a $100,000 reserve against receivables from employees of the Company.

                  AMENDMENT TO THE ARTICLES OF INCORPORATION
                                 (Proposal 2)


     The Board of Directors of the Company approved a proposed amendment to Article First of the Company's Articles of Incorporation and recommended that such amendment be submitted to the stockholders of the Company for approval and adoption. The proposed amendment would change the name of the Company to "Overhill Corporation."

     The Board believes that the name change is in the best interests of the Company, because the proposed new corporate name reflects the Company's primary subsidiary and the operating name of its principal line of business. Additionally, the Board believes that the proposed new corporate name provides an identity intended to strengthen the recognition of the Company among potential customers, suppliers and the investment community.

     Therefore, the Board recommends that the stockholders vote in favor of the change in corporate name. If the stockholders approve such name change, Article First of the Company's Articles of Incorporation will be amended to read in its entirety as follows:

     "FIRST: The name of the corporation is Overhill Corporation (the "Corporation")."

     Approval of Proposal No. 2 requires the favorable vote of a majority of the outstanding shares of Common Stock. As soon as practicable following approval, the Company intends to file the amendment to it Articles of Incorporation with the Secretary of State of Nevada, which amendment would become effective upon the filing thereof.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME AS DESCRIBED ABOVE.

                                 OTHER MATTERS
                                 (Proposal 3)


     At the time this Proxy Statement was published, the Board of Directors knew of no other matters constituting a proper subject for action by the stockholders which would be presented at the Annual Meeting. However, if any matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by said proxies in accordance with their judgment on such matters.


                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for the fiscal year ended September 30, 2000 have been examined by the firm of Ernst & Young LLP ("Ernst & Young"). A representative of Ernst & Young is expected to be present at the Annual Meeting, and such representative will have the opportunity to make a statement if he desires and be available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

     Stockholders of the Company who intend to present a proposal for action at the 2002 Annual Meeting of Stockholders of the Company must notify the Company's management of such intention by notice received at the Company's principal executive offices no later than December 31, 2001.



                              BY ORDER OF THE BOARD OF DIRECTORS

                              JAMES RUDIS
                              Chairman of the Board and
                              Chief Executive Officer

January 31, 2001
Addison, Texas



     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING AND WISH THEIR STOCK TO BE VOTED, ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                                      Appendix A

                             POLYPHASE CORPORATION

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

General

     The role of the Audit Committee (the "Audit Committee") of Polyphase Corporation (the "Company" or "Corporation") is to assist the Board of Directors of the Corporation in fulfilling its oversight responsibilities by:

          Serving as an independent and objective party to monitor the Company's financial reporting process and internal control system.

          Reviewing and appraising the audit efforts of the Company's independent accountants.

          Providing an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

Composition

     The Audit Committee shall consist of three or more directors as determined by the Board of Directors, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. In determining whether any director is independent, the Board of Directors shall take into consideration the requirements of the principal exchange or system on which the Corporation's common stock is traded. Directors who are affiliates of the Company, or officers or employees of the Company or of its subsidiaries, will not be considered independent. Notwithstanding the first sentence of this paragraph, until June 14, 2001, the Audit Committee may consist of two or more directors meeting the qualifications of this section.

     All members of the Audit Committee must be able to read and understand fundamental financial statements, including a corporation's balance sheet, income statement, and cash flow statement or become able to do so within a reasonable period of time after his or her appointment to the Audit Committee, and at least one member of the Audit Committee is to have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     The members of the Audit Committee are to be elected by the Board of Directors and shall serve until their successors are duly elected and qualified. Unless a Chairman of the Audit Committee is elected by the full Board of Directors, the members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee membership.

Meetings

     The Audit Committee shall hold regular meetings as may be necessary and special meetings as may be called by the Chairman of the Audit Committee. As part of its job to foster open communication, the Audit Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Audit Committee or either of these groups believe should be discussed privately. In addition, the Audit Committee or its Chairman should meet with the independent accountants and management quarterly to review the Corporation's financial statements.

Relationship with Independent Accountants

     The Corporation's independent accountants are to be ultimately accountable to the Board of Directors and the Audit Committee, and the Audit Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

Responsibilities and Duties

     To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review
------------------------

1. Review and assess the adequacy of this Charter at least annually, and otherwise as conditions dictate.

2. Review the Company's annual financial statements and any reports or other financial information submitted to the Securities and Exchange Commission or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3. Review with financial management and the independent accountants the Company's filings with the Securities and Exchange Commission on Form 10-Q prior to their filing or prior to the release of earnings. The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

Independent Accountants
-----------------------

4. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants.

5. On an annual basis, obtain from the independent accountants, and review and discuss with the independent accountants, a formal written statement delineating all relationships the independent accountants have with the Company, consistent with Independence Standards Board Standard 1, and actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants.

6. Recommend to the Board of Directors any appropriate action to oversee the independence of the independent accountants.

7. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

8. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

Financial Reporting Processes
-----------------------------

9. In consultation with the independent accountants, review the integrity of the organization's financial reporting processes, both internal and external.

10. Consider the independent accountant's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

11. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants or management.

12. Establish regular and separate reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

13. Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

14. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

15. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

Ethical and Legal Compliance
----------------------------

16. Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

17. Perform any other activities consistent with this Charter, the Corporation's bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

                              Adopted by Resolution of the Board of Directors of Polyphase Corporation
                              May 31, 2000

            POLYPHASE CORPORATION               Annual Meeting             Proxy No.                Shares
                                                March 1, 2001                                    in Your Name

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints James Rudis as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and vote, as designated on the reverse side hereof, all of the shares of the Common Stock of POLYPHASE CORPORATION (the "Company") held of record by the undersigned at the close of business on January 9, 2001, at the Annual Meeting of Stockholders to be held on March 1, 2001, and any adjournment(s) thereof.

                                   Dated_________________________________, 2001

                                   _____________________________________________
                                   Signature

                                   _____________________________________________
                                   Signature, if Held Jointly

                                   Please execute this Proxy as your name
                                   appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person

   Please mark, sign, date and return this Proxy promptly using the enclosed envelope.

          POLYPHASE CORPORATION          Annual Meeting               Continued from other side
                                         March 1, 2001

     THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2 AND AT THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 3.

1. Proposal to elect as directors of the Company the following persons to hold office for the terms specified in the Company's 2000 Proxy Statement or until their successors have been duly elected and have qualified.

[_]  FOR all nominees listed below (except as          [_]  WITHHOLD AUTHORITY to vote for all
     marked to the contrary below)                          nominees listed below

               James Rudis
               William Shatley
               Michael F. Buck
               George R. Schrader

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

________________________________________________________________________________

                                                                                                            FOR  AGAINST  ABSTAIN
                                                                                                            ---  -------  -------
2.  The approval to amend the Company's Articles of Incorporation to change the Company's name to
    Overhill Corporation.                                                                                   [_]    [_]      [_]

3.  In their discretion, the proxies are authorized to vote upon such other business as may properly come
    before the meeting or any adjournment(s) thereof.                                                       [_]    [_]      [_]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------
          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

--------------------------------------------------------------------------------